Exhibit 99.3
Dear Colleagues
This morning we sent a letter to our stockholders, advising them that we have terminated our merger agreement with Allied World. I attach a copy, together with a copy of the press release announcing it. It has become clear that our stockholders do not believe that the proposed deal truly reflects the value of our franchise. While this is disappointing, in the end you should take some heart in their position — this is the franchise that you have built.
I want to thank all the people who have contributed so much hard work to the merger effort. As all underwriters know, not every deal is completed, and not all work is rewarded. However, everyone involved has my deepest gratitude.
Looking forward, we continue to love our company, and our prospects as an independent company are certainly bright and something we are excited about. Nevertheless your board, as always, will continue to entertain and evaluate any serious proposal or opportunity to provide our stockholders with the fullest value for their investment in us. But we are also committed to continuing to create value on a standalone basis. One such step, which we also announced, is an increase in our share buyback program to $600 million by the end of 2012, with $300 million of that by the end of this year, subject to market conditions.
Turning to day-to-day business, we are on to conference season and then our busiest time of year. We must not let ourselves be distracted from our customers and brokers. I expect you to rise to the challenge, remain focused and continue to perform with the same level of professionalism as you have done so often before. I expect you to communicate with all your contacts, in a positive way, about the strengths and benefits that we offer them, during this renewal season and in the future. The strength of our balance sheet, our diversity of products and locations, and the talents of all our staff (not just you!) will allow us to continue to enhance our service and offerings in the years ahead.
I expect many customers and brokers will have questions. If they need more details, then please have them contact me or Mike. If you receive any media or outside questions regarding stockholder matters, then please refer them to Tom Cholnoky (212) 365 2292.
I will continue to keep you informed, as appropriate.
All the best
Bob

Cautionary Note regarding Forward-Looking Statements
This communication contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, these forward-looking statements could be affected by risks that the terminated merger agreement disrupts current plans and operations; risks that the unsolicited Validus exchange offer, consent solicitation and/or National Indemnity proposal disrupts current plans and operations; the ability to retain key personnel; pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; negative rating agency actions; the adequacy of loss reserves; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors; and other risks detailed in the “Cautionary Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of Transatlantic’s Form 10-K and other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Transatlantic is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.
Additional Information About the Validus Exchange Offer
This communication is neither an offer to purchase nor the solicitation of an offer to sell any securities. In response to the exchange offer commenced by Validus, Transatlantic has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. Investors and security holders are urged to read the Solicitation/Recommendation Statement on Schedule 14D-9 because it contains important information about the Validus Exchange Offer. All documents, when filed, will be available free of charge at the SEC’s website (www.sec.gov). You may also obtain these documents by contacting Transatlantic’s Investor Relations department at Transatlantic Holdings, Inc., 80 Pine Street, New York, New York 10005, or via e-mail at investor_relations@transre.com.
Additional Information about the Validus Consent Solicitation
On September 14, 2011, Validus filed a preliminary consent solicitation statement with the SEC relating to Validus’s proposals to, among other things, remove all of Transatlantic’s directors and nominate three new directors to the Transatlantic board of directors. Transatlantic will file with the SEC a consent revocation statement (the “Statement”) in connection with Validus’s solicitation of written consents. Investors and securityholders are urged to read the Statement and other documents, when they become available, as they will contain important information. All documents, including the Statement, when filed, will be available free of charge at the SEC’s website (www.sec.gov). You may also obtain these documents by contacting Transatlantic’s Investor Relations department at Transatlantic Holdings, Inc., 80 Pine Street, New York, New York 10005, or via e-mail at investor_relations@transre.com.
Participants in the Solicitation
Transatlantic, its directors and executive officers may be deemed to be participants in a solicitation of Transatlantic’s stockholders in connection with the Validus consent solicitation. Information about Transatlantic’s directors and executive officers is available in Transatlantic’s proxy statement dated April 8, 2011 for its 2011 Annual Meeting of Stockholders. Additional information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, to the extent applicable, will be contained in the Statement.